                                                                     EXHIBIT 5.1
                                                                     -----------


The Chase Manhattan Corporation                    Robert B. Adams
1 Chase Manhattan Plaza                            Senior Vice President and
New York, New York 10081                           Deputy General Counsel



                                                   February 8, 1995


The Chase Manhattan Corporation
1 Chase Manhattan Plaza
New York, New York 10081


               Re:  Registration Statement on Form S-4
                    -----------------------------------

Dear Sirs:

         I am the Deputy General Counsel of The Chase Manhattan Corporation, a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 11,725,806 shares of its common stock, par value $2.00 per share (the "Common Stock"), and the attached Junior Participating Preferred Stock Purchase Rights (the "Rights"), being registered under a registration statement on Form S-4 (the "Registration Statement") to which this opinion is being filed as an exhibit. Such shares of Common Stock and Rights are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of November 18, 1994, between the Company and U.S. Trust Corporation, a New York corporation, which is included in Appendix A to the Proxy Statement/Prospectus that is part of the Registration Statement.

         I or members of the Company's Legal Department have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as I have deemed relevant and necessary to the opinion hereinafter set forth. In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representation and warranties contained therein.

         Based upon the foregoing and having regard to legal considerations which I deem relevant, I am of the opinion that when (i) the Registration Statement relating to the shares of the Common Stock and attached Rights has become effective under the Act and (ii) the shares of Common Stock and attached Rights are issued and sold in the manner referred to in the Registration Statement then:

     1. the shares of Common Stock will be duly authorized, legally issued, fully paid and nonassessable; and

     2.  the Rights will be validly issued.

         I am admitted to the Bar of the State of New York and express no opinion as to the law of any jurisdiction other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

         I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Chase Shares" in the Registration Statement.

                                             Very truly yours,


                                             /s/ Robert B. Adams
                                             ----------------------
                                             Robert B. Adams